As filed with the Securities and Exchange Commission on July 13, 2023

Registration No. 333-273152

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

AMENDMENT NO. 1
TO
FORM F-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Rail Vision Ltd.

(Exact name of registrant as specified in its charter)

Not Applicable

(Translation of Registrant’s Name into English)

Israel	7372	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

Shahar Hania

Chief Executive Officer

15 Ha’Tidhar St

Ra’anana, 4366517 Israel

Tel: +972- 9-957-7706

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Puglisi & Associates

850 Library Avenue, Suite 204

Newark, Delaware

(302) 738-6680

(302) 738-7210 (facsimile)

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

David Huberman, Esq. Gary Emmanuel, Esq. Greenberg Traurig, P.A. One Azrieli Center Round Tower, 30th floor 132 Menachem Begin Rd Tel Aviv 6701101 Tel: +972 3-636-6000	Ron Soulema, Adv. Gal Rahav, Adv. Shibolet Law Firm 4 Yitzhak Sadeh St. Tel-Aviv 6777504, Israel Tel: +972-3-3075000

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

†	The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Amendment No. 1 to the Registration Statement on Form F-1 (File No. 333-273152) of Rail Vision Ltd. is being filed solely for the purpose of filing revised Exhibit 5.1 and Exhibit 107 to the Registration Statement. Accordingly, this Amendment consists of the facing page, this explanatory note, Part II of the Registration Statement (including the signature page and the exhibits index) and the filed exhibits only. The prospectus, constituting Part I of the Registration Statement, is unchanged and has therefore been omitted.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 6. Indemnification of Directors and Officers

Indemnification

The Israeli Companies Law 5759-1999, or the Companies Law, and the Israeli Securities Law, 5728-1968, or the Securities Law, provide that a company may indemnify an office holder against the following liabilities and expenses incurred for acts performed by him or her as an office holder, either pursuant to an undertaking made in advance of an event or following an event, provided its articles of association include a provision authorizing such indemnification:

●	a financial liability imposed on him or her in favor of another person by any judgment concerning an act performed in his or her capacity as an office holder, including a settlement or arbitrator’s award approved by a court. However, if an undertaking to indemnify an office holder with respect to such liability is provided in advance, then such an undertaking must be limited to events which, in the opinion of the board of directors, can be foreseen based on the company’s activities when the undertaking to indemnify is given, and to an amount or according to criteria determined by the board of directors as reasonable under the circumstances, and such undertaking shall detail the abovementioned foreseen events and amount or criteria;

●	reasonable litigation expenses, including attorneys’ fees, expended by the office holder (a) as a result of an investigation or proceeding instituted against him or her by an authority authorized to conduct such investigation or proceeding, provided that (1) no indictment (as defined in the Companies Law) was filed against such office holder as a result of such investigation or proceeding; and (2) no financial liability as a substitute for the criminal proceeding (as defined in the Companies Law) was imposed upon him or her as a result of such investigation or proceeding, or, if such financial liability was imposed, it was imposed with respect to an offense that does not require proof of criminal intent; and (b) in connection with a monetary sanction;

●	reasonable litigation expenses, including attorneys’ fees, expended by the office holder or imposed on him or her by a court: (1) in proceedings that the company institutes, or that another person institutes on the company’s behalf, against him or her; (2) in a criminal proceedings of which he or she was acquitted; or (3) as a result of a conviction for a crime that does not require proof of criminal intent; and

●	expenses incurred by an office holder in connection with an Administrative Procedure under the Securities Law, including reasonable litigation expenses and reasonable attorneys’ fees. An “Administrative Procedure” is defined as a procedure pursuant to chapters H3 (Monetary Sanction by the Israeli Securities Authority), H4 (Administrative Enforcement Procedures of the Administrative Enforcement Committee) or I1 (Arrangement to prevent Procedures or Interruption of procedures subject to conditions) to the Securities Law.

Exculpation

Under the Companies Law, an Israeli company may not exculpate an office holder from liability for a breach of his or her duty of loyalty, but may exculpate in advance an office holder from his or her liability to the company, in whole or in part, for damages caused to the company as a result of a breach of his or her duty of care (other than in relation to distributions), but only if a provision authorizing such exculpation is included in its articles of association.

Limitations

The Companies Law provides that the Company may not exculpate or indemnify an office holder nor enter into an insurance contract that would provide coverage for any liability incurred as a result of any of the following: (1) a breach by the office holder of his or her duty of loyalty unless (in the case of indemnity or insurance only, but not exculpation) the office holder acted in good faith and had a reasonable basis to believe that the act would not prejudice us; (2) a breach by the office holder of his or her duty of care if the breach was carried out intentionally or recklessly (as opposed to merely negligently); (3) any act or omission committed with the intent to derive an illegal personal benefit; or (4) any fine, monetary sanction, penalty or forfeit levied against the office holder.

Under the Companies Law, exculpation, indemnification and insurance of office holders in a public company must be approved by the compensation committee and the board of directors and, with respect to certain office holders or under certain circumstances, also by the shareholders.

The Company’s amended and restated articles of association permit the Company to exculpate, indemnify and insure its office holders to the fullest extent permitted or to be permitted by the Companies Law.

The Company enters into agreements with each of our directors and executive officers exculpating them from liability to the Company for damages caused to it as a result of a breach of duty of care and undertaking to indemnify them, in each case, to the fullest extent permitted by the Company’s amended and restated articles of association to be effective upon the closing of this offering and the Companies Law, including with respect to liabilities resulting from this offering to the extent that these liabilities are not covered by insurance.

Item 7. Recent Sales of Unregistered Securities

Set forth below are the sales of all unregistered securities of ours sold by us within the past three years (i.e., since June 1, 2020, up to the date of this registration statement) which were not registered under the Securities Act in reliance on Section 4(a)(2) of the Securities Act, Rule 701 and/or Regulation S under the Securities Act.

In October 2020, we issued to Knorr-Bremse, a total of 51,282 Preferred A shares at a price of $195 per share. The investment amount was transferred to us in two equal installments, the first installment upon closing and the second installment on April 13, 2021. In addition, pursuant to the terms of the agreement, we were granted a call option for an additional amount of $5,000,000 at the same price per share and in exchange for the same class of shares. According to an amendment signed by and among the parties, the exercise period of the option was extended and shall be in full force and effect until March 31, 2022. On February 14, 2022, we and Knorr-Bremse signed a second amendment to the investment agreement according to which from February 14, 2022 we are entitled to exercise the option in two installments as follows: (i) to call for up to $2,000,000 out of the option amount no later than March 31, 2022; and (ii) to call for up to $2,286,000 out of the option amount no later than June 30, 2022. The aforesaid option expired on the closing of our initial public offering. On March 6, 2022, we issued to Knorr-Bremse, a total of 10,256 Preferred A shares at a price of $195 per share, after we called an amount of $2,000,000 out of the option amount. Immediately prior to the completion of the IPO on April 4, 2022, 61,538 Preferred A shares were automatically converted into 2,707,672 ordinary shares (after giving effect to the issuance of 10,256 Preferred A shares described above).

According to an Amended and Restated Cooperation Agreement, dated January 19, 2020, with Israel Railways Ltd., we granted Israel Railways warrants to purchase 195,448 of our ordinary shares with a nominal exercise price. The warrants were initially exercisable upon the earlier of an IPO or a change of control. According to amendments to the agreement we amended the warrant to extend the exercise period, until the earlier of: (1) five business days following the day in which Israel Railways obtained the necessary governmental approvals; or (2) June 30, 2023. On January 25, 2023, Israel Railways provided notice of its exercise of the warrants, pursuant to which we issued 195,448 ordinary shares to Israel Railways.

Since June 1, 2020, the Company has granted options to purchase an aggregate of 1,929,762 ordinary shares to employees, directors, consultants and service providers under our Option Plan, with a exercise prices ranging from $1.85 to $6.14 per share, of which 473,530 options have expired and 629,989 were vested as of June 30, 2023.

In January 2022, we entered into a Simple Agreement for Future Equity, or SAFE, with two of our current shareholders providing for financing in the aggregate amount of $1,000,000 (KB in the amount of $714,286 and Foresight in the amount of $285,714), which was subsequently amended in March 2022. Upon our initial public offering on April 4, 2022, the SAFE converted into an aggregate of 242,131 ordinary shares and warrants to purchase 242,131 ordinary shares. The warrants issued have the same terms as the warrants issued in our initial public offering except that such warrants shall be unregistered and shall not be tradeable.

Item 8. Exhibits

Exhibit Number	Description of Document

3.1	Amended and Restated Articles of Association of Rail Vision Ltd. (filed as Exhibit 3.2 to our Registration Statement on Form F-1 as filed with the Securities and Exchange Commission on March 24, 2022 and incorporated herein by reference).

5.1*	Opinion of Shibolet & Co.

10.1	Form of Underwriter’s Warrant (included as Exhibit 4.1 to our Registration Statement on Form F-1 as filed with the Securities and Exchange Commission on March 24, 2022, and incorporated herein by reference).

10.2	Form of Warrant Agent Agreement (included as Exhibit 4.2 to our Registration Statement on Form F-1 as filed with the Securities and Exchange Commission on March 24, 2022, and incorporated herein by reference).

10.3	Form of Warrant (included as Exhibit 4.3 to the Registration Statement on Form F-1 as filed with the Securities and Exchange Commission March 24, 2022, as amended, and incorporated herein by reference).

10.4	Form of Indemnification Agreement (included as Exhibit 10.1 to our Registration Statement on Form F-1 as filed with the Securities and Exchange Commission on March 24, 2022, and incorporated herein by reference).

10.5	Rail Vision Ltd. Amended Share Option Plan, amended as of September 13, 2022 (included as Exhibit 4.4 to our Annual Report on Form 20-F as filed with the Securities and Exchange Commission on March 23, 2023, and incorporated herein by reference).

10.6	Compensation Policy (included as Exhibit 10.3 to the Registration Statement on Form F-1 as filed with the Securities and Exchange Commission March 24, 2022, as amended, and incorporated herein by reference).

10.7	Amended and Restated Investors’ Rights Agreement between the Company, Knorr-Bremse and Foresight, dated October 13, 2020 (included as Exhibit 10.4 to our Registration Statement on Form F-1 as filed with the Securities and Exchange Commission on March 24, 2022, and incorporated herein by reference)

10.8	Framework agreement between the Company and Knorr-Bremse Rail Systems Schweiz AG, dated August 2020 (included as Exhibit 10.6 to our Registration Statement on Form F-1 as filed with the Securities and Exchange Commission on March 24, 2022, and incorporated herein by reference).

10.9	Investment Agreement between the Company and Knorr-Bremse, dated October 13, 2020 (included as Exhibit 10.7 to our Registration Statement on Form F-1 as filed with the Securities and Exchange Commission on March 24, 2022, and incorporated herein by reference).

10.10	Strategic Partnership Agreement by and between the Company and Knorr-Bremse, dated August 19, 2021 (included as Exhibit 10.8 to our Registration Statement on Form F-1 as filed with the Securities and Exchange Commission on March 24, 2022, and incorporated herein by reference).

10.11	Form of Securities Purchase Agreement (filed as Exhibit 10.1 to our Report on Form 6-K furnished to the Securities and Exchange Commission on May 11, 2023 and incorporated herein by reference).

10.12	Form of Knorr-Bremse Securities Purchase Agreement (filed as Exhibit 10.2 to our Report on Form 6-K furnished to the Securities and Exchange Commission on May 11, 2023 and incorporated herein by reference).

10.13	Form of Common Warrant (filed as Exhibit 10.1 to our Report on Form 6-K furnished to the Securities and Exchange Commission on May 15, 2023 and incorporated herein by reference).

10.14	Form of Registration Rights Agreement (filed as Exhibit 10.3 to our Report on Form 6-K furnished to the Securities and Exchange Commission on May 11, 2023 and incorporated herein by reference).

10.15	Placement Agent Agreement dated May 10, 2023 (filed as Exhibit 10.4 to our Report on Form 6-K furnished to the Securities and Exchange Commission on May 11, 2023 and incorporated herein by reference).

23.1**	Consent of Brightman Almagor Zohar & Co., a Firm in the Deloitte Global Network.

23.2*	Consent of Shibolet & Co. (included in Exhibit 5.1).

24.1**	Power of Attorney (included on signature page).

107*	Filing Fee Table.

*	Filed herewith.
**	Previously filed.

Item 9. Undertakings

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

ii.	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post- effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

iii.	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)	That for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and this offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Rule 3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

(5)	That for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(6)	For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(b)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 6 hereof, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirement of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Ra’anana, Israel on July 13, 2023.

RAIL VISION LTD.

By:	/s/ Shahar Hania
Shahar Hania Chief Executive Officer

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by each of the following persons in the capacities and on the dates indicated:

/s/ Shahar Hania	Chief Executive Officer	July 13, 2023
Shahar Hania	(Principal Executive Officer)

/s/ Ofer Naveh	Chief Financial Officer	July 13, 2023
Ofer Naveh	(Principal Financial and Accounting Officer)

/s/ *	Chairman of the Board	July 13, 2023
Mark Cleobury

/s/ *	Director	July 13, 2023
Sam Donnerstein

/s/ *	Director	July 13, 2023
Yossi Daskal

/s/ *	Director	July 13, 2023
Inbal Kreiss

/s/ *	Director	July 13, 2023
Eli Yoresh

/s/ *	Director	July 13, 2023
Oz Adler

/s/ *	Director	July 13, 2023
Maximillian Eichhorn

/s/ *	Director	July 13, 2023
Keren Aslan

/s/ Shahar Hania
Shahar Hania
Attorney-in-fact

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, as amended, the undersigned, Puglisi & Associates, the duly authorized representative in the United States of Rail Vision Ltd., has signed this registration statement on July 13, 2023.

Puglisi & Associates

Authorized U.S. Representative

/s/ Donald J. Puglisi
Name:	Donald J. Puglisi
Title:	Managing Director